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                               FLEET-ON-TRACK(SM)

                               SERVICES AGREEMENT

                                 BY AND BETWEEN

                   GTE TELECOMMUNICATION SERVICES INCORPORATED

                                       and

                            HIGHWAYMASTER CORPORATION












GTE TSI Proprietary and Confidential Information
Fleet-On-Track is a service and service mark of GTE TSI

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                               SERVICES AGREEMENT


         THIS SERVICES AGREEMENT (the "Agreement"), dated as of April 29, 1999, is entered into by and between GTE Telecommunication Services Incorporated, a Delaware corporation ("Provider"), and HighwayMaster Corporation, a Delaware corporation ("HighwayMaster" or "Customer"). (Provider and Customer collectively the "Parties.")

                                   WITNESSETH:

         WHEREAS, the Parties wish to enter into this Agreement whereby the Provider will supply certain software and services for the Customer's use in connection with Customer's business;

         NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good, valuable, mutual and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined:

         1.1 "Affiliate" shall mean a Person, association, partnership, corporation or joint-stock company or trust that, now or in the future, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person or entity. Control shall be defined as (i) ownership of a majority of the voting power of all classes of voting stock or (ii) ownership of a majority of the beneficial interests in income and capital of an entity other than a corporation.

         1.2 "Carrier" shall mean an entity licensed by the Federal Communications Commission ("FCC") to provide cellular service, broadband personal communications services ("PCS"), or specialized mobile radio ("SMR") service through the use of the entity's own licensed facilities. For the purposes of this Agreement, Host Carrier and serve carriers are Carriers as defined herein.

         1.3 "CGSA" shall mean a cellular geographic service area of a Carrier which is defined by the Federal Communications Commission as either a metropolitan service area ("MSA") or a rural service area ("RSA").

         1.4 "Client" shall mean a Person that receives services from the HighwayMaster System who is a customer of Customer.

         1.5 "Customer Information" shall mean any and all information, in any tangible or electronic form, which bears a legend "HighwayMaster Confidential


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Information - Subject to Use and Disclosure Restrictions Pursuant to Contract"
and which has been provided to the Designated GTE Recipient; provided, however, the foregoing shall not include that portion of any information made available by Customer without restrictions on use or disclosure or that portion of any information which is readily discernable by the performance of this Agreement. All information, even if in writing or other tangible form, but which does not bear the legend described above, shall not be considered "Customer Information." In addition, this definition is subject to the limitations of Section 7.1(b) below.

         1.5a "Designated GTE Recipient" shall mean the General Counsel of Provider, or any other individual designated by GTE in writing, pursuant to
Section 11.5 of this Agreement, to be the recipient of Customer Information.

         1.5b "Designated HighwayMaster Recipient" shall mean the General Counsel of Customer, or any other individual designated by HighwayMaster in writing, pursuant to Section 11.5 of this Agreement, to be the recipient of Provider Information.

         1.6 "HighwayMaster System" shall mean the system module ("System Module"), display module ("Display Module"), HighwayMaster software provided to its Clients, the Network Services Center(s) ("NSC"), interface between HighwayMaster and the NSC, interface between the NSC and System Module.

         1.7 "Host Carrier" shall mean the Carrier that has entered into an agreement with Customer to sponsor the administration of the HighwayMaster service through items such as the administration of the NPA/NXXs, the BID and the wireless service agreements, and possibly other services associated with the HighwayMaster wireless coverage areas.

         1.8 "Host System" shall mean the Provider's system including without limitation all equipment, processors, software and other technology created, designed, used or owned by Provider to provide the Services to the Customer.

         1.9 "Interface" shall mean the routines and protocols, regardless of the media on which contained, that enable the passing of information (either one-way or bi-directional) between the different systems, or between a particular system and an input/output device, in a usable form.

         1.10 "Material Default" means any Material Breach which has not been cured within thirty (30) days after notice of such breach is given to the breaching Party by the non-breaching Party.

         1.11 "Material Breach" means, with respect to either Party to this Agreement, any material breach of any obligation, representation, warranty, or covenant of such Party contained in this Agreement which has caused or will cause the other Party to this Agreement to incur substantial monetary damages.


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         1.12 "Provider Information" shall mean any and all information, in any tangible or electronic form, which bears a legend "GTE Confidential Information
- Subject to Use and Disclosure Restrictions Pursuant to Contract" and which has been provided to the Designated HighwayMaster Recipient; provided, however, the foregoing shall not include that portion of any information made available by Provider without restrictions on use or disclosure or that portion of any information which is readily discernable by the performance of this Agreement. All information, even if in writing or other tangible form, but which does not bear the legend described above, shall not be considered "Provider Information." In addition, this definition is subject to the limitations of Section 7.2(b) below.

         1.13 "Provider Interfaces" shall mean the Interfaces specifically designed and created by Provider and used by Provider and/or Customer in connection with the Services provided under this Agreement, including the Interface(s) between the Host System and the System Modules used by Clients as described in the Technical Specifications, and the Interface(s) between the Host System and the NSC System, each as modified and updated from time to time.

         1.14 "Services" shall mean the services to be provided to Customer for use with the HighwayMaster System by Provider as described or identified in Exhibits A and B attached hereto and incorporated herein by this reference.

         1.15 "Software" shall mean the software, both source and object code, supporting documentation, all modifications and derivatives and other protected technology created or designed by or for Provider, or owned by Provider that is used in the provision of the Services under this Agreement, including but not limited to the Provider Interfaces.

         1.16 "Term" shall have the meaning set forth in Section 9.1 of this Agreement.

         1.17 "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

2. PROVIDER OBLIGATIONS. In addition to the other covenants, terms and conditions set forth in this Agreement, Provider agrees to perform the obligations set forth in this Section 2.

         2.1 Obligation to Provide Services. Provider agrees to provide to Customer the Services within the United States of America, Mexico and Canada. To the extent Provider or Customer believe any revision/alteration is needed, Provider or Customer shall notify the other Party immediately of the proposed revision/alteration and Customer and Provider will use their best efforts to approve a revision/alteration that permits the Services to be provided in accordance with this Agreement. Notwithstanding the above, neither Party shall be required to alter or revise its business operations or systems in a manner that would be detrimental to its other business operations, customers or Clients or


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which would require substantial capital expenditures. [TEXT HAS BEEN OMITTED
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

         2.2 Billing and Payment for Status Coding Transactions. Customer intends to enter into agreements ("Carrier Status Coding Agreements") with Carrier(s) that will provide for compensation to Carrier(s) for each status coding transaction that occurs on a Carrier's cellular system. Provider's obligations set forth in this Section are subject to Customer entering into the Carrier Status Coding Agreements and notifying Provider in writing that such agreements have been executed. To the extent Provider is able to interface with a Carrier's cellular system, Provider shall be in possession of and shall be able to generate data on the number of status coding transactions that occur on each Carrier's cellular system during the monthly cellular/roaming cycle. As part of the Services, Provider agrees that it will create two copies of two reports for each Carrier showing the number of transactions on such Carrier's cellular system for each MSCID. Provider shall also provide Customer with a magnetic billing tape containing the two reports. Customer will be solely responsible for translating the information on the tape and paying the Carrier(s) in accordance with such information.

2 [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

3.       PROVIDER REPRESENTATIONS.

         3.1 Other Material Agreements. The execution, delivery and performance of this Agreement does not conflict with or result in a material breach of any provision of any material agreement to which Provider is a party.

         3.2 Valid Execution. This Agreement has been duly executed and delivered by an authorized representative of Provider and constitutes a valid and legally binding obligation of Provider, enforceable against it in accordance with its terms.

4. CUSTOMER OBLIGATIONS. In addition to the other covenants, terms and conditions set forth in this Agreement, Customer agrees to perform the obligations set forth in this Section 4.

         4.1 Customer's Use of Services. Customer agrees to use the Services only in connection with the use, sale, distribution or operation of the HighwayMaster System or a substantial portion thereof. Customer may resell the Services separately from the HighwayMaster System in the future only upon obtaining advance written consent from Provider, which consent may be withheld in the sole discretion of Provider. To the extent Provider grants such consent, the Parties must negotiate mutually acceptable terms upon which the Services could be resold.


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         4.2 Customer's Duties.

                  (a) Customer is responsible for taking all actions necessary to reach agreement with Carrier(s) to provide the interface with Provider's Host System so that Provider is able to provide the Services in a Carrier's market. Customer acknowledges and agrees that it is solely responsible for such relationships with Carrier(s) and that Provider is not responsible for any inability to provide Services due to an action or omission by Carrier or Customer that causes the Services to be inoperable. Provider agrees to use reasonable efforts to assist Customer to locate and identify problems in its interfaces with Carrier(s); provided, however, that Provider may charge Customer additional amounts for such assistance.

                  (b) Customer agrees to maintain and operate the HighwayMaster System or any related equipment, software, hardware or other technology used in connection therewith in such a manner so that Customer will provide, send and receive any information, data or messages in the specified message format that complies with Provider's then current specifications therefor and enables Provider to provide the Services.

                  (c) Customer will be solely responsible for any translations of the status code messages, as more fully described in Section 4 of Exhibit A, received by its Clients.

                  (d) Customer will notify Provider of any Carrier or CGSA that is properly added to or deleted from the HighwayMaster System and Provider will have five (5) business days from the date of such notification to make the addition or deletion to its Host System.

                  (e) Customer agrees that it will not modify or alter the HighwayMaster System or any related equipment, software, hardware or other technology used in connection therewith in a way which would not be in compliance with Provider's then current specifications applicable to Services or prevent or substantially hinder the provision of the Services to Customer.

                  (f) As more fully set forth in Section 1 of Exhibit C, Customer will use its best efforts to identify and correct any of the mobile unit's System Modules or Display Modules that are generating excessive and/or inaccurate transactions. Further, Customer will give Provider thirty (30) days prior written notice of any modifications, alterations or revisions to the HighwayMaster System or its business operations that could significantly increase the number of transactions to be processed by Provider.

5.       CUSTOMER REPRESENTATIONS.

         5.1 Other Material Agreements. The execution, delivery and performance of this Agreement does not conflict with or result in a material breach of any provision of any material agreement to which Customer is a party.


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         5.2 Valid Execution. This Agreement has been duly executed and delivered by an authorized representative of Customer and constitutes a valid and legally binding obligation of Customer, enforceable against it in accordance with its terms.

6.       OWNERSHIP OF INTELLECTUAL PROPERTY.

         6.1 No License of Intellectual Property.

                  (a) Nothing herein shall be construed to grant Customer any license, express or implied, under any patents, copyrights, or trademarks of Provider or any of its Affiliates or any improvements, modifications or improvements thereto, except as may be necessary for Customer's performance of its obligations under this Agreement and its Client's use of Services provided pursuant to this Agreement, and then only for the term of this Agreement, and to the extent provided in
         Section 10.7. Provider agrees, however, to indemnify and hold harmless Customer from any and all claims, losses, damages, causes of action, costs (including reasonable attorneys fees) or expenses incurred by Customer as a result of any claim or action brought by a third party arising out of or resulting from the use of any Software or hardware provided by Provider to Customer or used by Provider in connection with the Services provided pursuant to this Agreement. This indemnity shall not extend to: any use of such Software or hardware other than when used in connection with the Services under this Agreement; modifications to such Software or hardware made by or for the Customer; combinations of such Software and/or hardware with other software, hardware or functionality not provided by Provider; or compliance with Customer provided specifications. The foregoing indemnity shall not extend to any technical assistance given by Provider in the course of performing this Agreement because this Agreement does not encompass or contemplate such technical assistance.

                  (b) Nothing herein shall be construed to grant Provider any license, express or implied, under any patents, copyrights, or trademarks of Customer or any of its Affiliates or any improvements, modifications or improvements thereto, except as may be necessary for Provider's performance of its obligations under this Agreement, and then only for the term of this Agreement. Customer agrees, however, to indemnify and hold harmless Provider from any and all claims, losses, damages, causes of action, costs (including reasonable attorneys fees) or expenses incurred by Provider as a result of any claim or action brought by a third party arising out of or resulting from the use of any software or hardware provided by Customer to Provider or used by Customer or Clients in connection with this Agreement. This indemnity shall not extend to: any use of such software or hardware other than when used in connection with the Services under this Agreement; modifications to such software or hardware made by or for Provider; combinations of such software and/or hardware with other software, hardware or functionality not provided by Customer or Clients; or compliance with Provider provided specifications. The foregoing indemnity further shall not extend to any


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         technical assistance given by Customer or Clients in the course of performing this Agreement because this Agreement does not encompass or contemplate such technical assistance.

         6.2 No Transfer of Ownership. Nothing in this Agreement shall be construed as transferring ownership of any property, tangible or intangible, including without limitation intellectual property. Subject to the license rights set forth in Sections 6.1(a) and 6.1(b), nothing in this Agreement shall be construed as transferring license rights in any property, tangible or intangible, including without limitation intellectual property. The Parties have entered into a separate agreement contemporaneously herewith that addresses ownership of intellectual property.

         6.3 [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

7.       SAFEGUARDING OF INFORMATION.

         7.1 Customer Information.

                  (a) Use of Customer Information. Except and to the extent set forth in this Agreement, nothing herein shall constitute a grant of license to Provider of Customer Information. Provider may only use the Customer Information to the extent set forth herein or as required to perform its obligations under this Agreement, unless Provider obtains prior written consent from Customer to use the Customer Information for another purpose. Provider may not disclose the Customer Information to any third party (other than to any Affiliate provided that they have a reasonable need for such disclosure and other than to contractors performing services for Provider and potential successors in interest, provided such contractors and potential successors in interest enter into written agreements with Provider restricting further use and disclosure of Customer Information) without the prior written consent of Customer. If Provider receives or is served with any order, subpoena, demand or other request from any governmental agency, court or other legal forum to produce Customer Information ("Request for Production"), Provider will provide Customer with prompt notice of such Request for Production so that Customer, at its expense, may seek a protective order or such other remedy to prevent production of the Customer Information. If Provider is ultimately compelled, by a court or other legal forum, which has authority, to comply with the Request for Production, Provider will not be in violation of this Section. Upon termination or expiration of this Agreement or, with respect to any Customer Information, on such earlier date that Provider in its opinion, shall no longer require the Customer Information to provide the Services hereunder, Provider will, at Customer's request, either erase the Customer Information from any files maintained by Provider or return the Customer Information to Customer. Provider agrees to protect and safeguard the confidentiality of the Customer Information to the same degree and extent as Provider protects and safeguards its own confidential information.


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                  (b) Exclusions to Obligations Relating to Customer
         Information. Notwithstanding Section 7.1(a) above, Customer Information shall not include, and this Agreement shall impose no obligation on Provider to protect, not disclose or not use that portion of any Customer Information that:

                           (1) Prior to its disclosure by Customer, is lawfully
                  and rightfully known by or available to Provider or its Affiliates (from other than Customer or its Affiliates), without restriction on use or disclosure;

                           (2) Through no breach of this Agreement or fault on
                  the part of the Provider, is or hereafter becomes part of the public domain (i.e., without restriction on use or disclosure);

                           (3) Is developed by or for the Provider independently
                  from and without access to Customer Information;

                           (4) Is lawfully received by the Provider from a third
                  party without restriction on use or disclosure and without breach of this Agreement or any other agreement, or breach of any fiduciary obligation or obligation of confidentiality; or

                           (5) Is approved in writing by Customer for disclosure
                  to third parties or for other uses.

         7.2 Provider Information.

                  (a) Use of Provider Information. Except and to the extent set forth in this Agreement, nothing herein shall constitute a grant of license to Customer of Provider Information. Customer may only use the Provider Information to the extent set forth herein or as required to perform its obligations under this Agreement, unless Customer obtains prior written consent from Provider to use the Provider Information for another purpose. Customer may not disclose the Provider Information to any third party (other than to any Affiliate provided that they have a reasonable need for such disclosure and other than to contractors performing services for Customer and potential successors in interest, provided such contractors and potential successors in interest enter into written agreements with Customer restricting further use and disclosure of Provider Information) without the prior written consent of Provider. If Customer receives or is served with any order, subpoena, demand or other request from any governmental agency, court or other legal forum to produce Provider Information ("Request for Production"), Customer will provide Provider with prompt notice of such "Request for Production" so that Provider, at its expense, may seek a protective order or such other remedy to prevent production of the Provider Information. If Customer is ultimately compelled, by a court or other legal forum, which has authority, to comply with the Request for Production, Customer will not be in violation of this Section. Upon termination or expiration of this Agreement or, with respect to any Provider Information, on such earlier date that Customer in its


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         opinion, shall no longer require the Provider Information to perform its obligations under this Agreement, Customer will, at Provider's request, either erase the Provider Information from any files maintained by Customer or return the Provider Information to Provider. Customer agrees to protect and safeguard the confidentiality of the Provider Information to the same degree and extent as Customer protects and safeguards its own confidential information.

                  (b) Exclusions to Obligations Relating to Provider Information. Notwithstanding Section 7.2(a) above, Provider Information shall not include, and this Agreement shall impose no obligation on Customer to protect, not disclose or not use that portion of any Provider Information that:

                           (1) Prior to its disclosure by Provider, is lawfully
                  and rightfully known by or available to Customer or its Affiliates (from other than Provider or its Affiliates), without restriction on use or disclosure;

                           (2) Through no breach of this Agreement or fault on
                  the part of the Customer, is or hereafter becomes part of the public domain (i.e., without restriction on use or disclosure);

                           (3) Is developed by or for the Customer independently
                  from and without access to Provider Information;

                           (4) Is lawfully received by the Customer from a third
                  party without restriction on use or disclosure and without breach of this Agreement or any other agreement, or breach of any fiduciary obligation or obligation of confidentiality; or

                           (5) Is approved in writing by Provider for disclosure
                  to third parties or for other uses.

         Except for exception (5), the foregoing exceptions shall not apply to Software.

         7.3 EXCEPTIONS. The Parties acknowledge and agree that the above Confidentiality provisions do not limit either Party from disclosing this Agreement to Host Carrier on a "need to know basis" to permit performance hereunder. The parties further acknowledge that the Provider Information and the Customer Information may be disclosed by the receiving party to (i) the receiving party's attorneys, accountants, and financial advisors, and (ii) a prospective purchaser or merger partner, provided such recipients agree in writing not to further use or disclose the information consistent with the provisions of this Agreement.

8.       COMPENSATION.

         8.1 Process for Compensation. Customer will compensate Provider for the Services in accordance with the terms, rates and charges set forth in Exhibit C attached hereto. Provider will prepare and send to Customer monthly statements of the amounts


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owed by Customer to Provider. Customer will pay Provider within net thirty (30)
days following receipt of such statement ("Due Date"). Receipt shall be deemed to have occurred three (3) days after such statement has been deposited in the U.S. Mail. If Customer fails to pay Provider by the Due Date, any and all outstanding amounts due Provider shall accrue interest at the rate of one and a half percent (1.5 %) per month or the maximum amount of interest allowed by law, whichever is less.

         8.2 Disputes Regarding Compensation. To the extent Customer has a legitimate dispute regarding amounts owed to Provider (the "Disputed Amount"), Customer agrees that it shall continue to pay Provider all amounts that are undisputed and seventy five percent (75%) of the Disputed Amount by the Due Date. Customer shall simultaneously with payment of any portion of a Disputed Amount notify Provider of the dispute and then shall rely upon the Dispute Resolution Provisions in Sections 11.19 and 11.20 of this Agreement. Customer must notify Provider in writing of any dispute on or with a statement within one hundred twenty (120) days after Customer has received such statement. To the extent Customer does not prevail on a Disputed Amount, Provider shall be entitled to interest as set forth in Section 8.1 on the unpaid Disputed Amount from the date such Disputed Amount was originally due and payable.

9.       TERM OF AGREEMENT; RENEWAL OPTION.

         9.1 Term. The initial term of this Agreement shall be for a period of three calendar years commencing on the date of execution of this Agreement by both Parties and ending on the third anniversary of such date (the "Initial Term"), unless terminated earlier as provided herein.

         9.2 Renewal Term. Unless earlier terminated in accordance with any of the provisions of Section 10, upon expiration of the Initial Term, this Agreement shall automatically renew upon the same terms and conditions for up to ten (10) consecutive one (1) year renewal terms (a "Renewal Term"), provided, however, that

                  (a) Provider will have the right to revise the terms of compensation set forth in Exhibit C of this Agreement for each one year Renewal Term. Customer and Provider acknowledge and agree that Provider shall have the right to revise the compensation to receive all of Provider's costs, overhead, administrative fees and a reasonable profit margin to be determined by Provider;

                  (b) Provider shall not have terminated this Agreement in accordance with its rights set forth in Section 10 of this Agreement or any other rights of termination hereunder; and

         With respect to the revision of compensation in Section 9.2(a), Provider will give Customer an amendment (the "Compensation Amendment") to this Agreement ready for execution setting forth the compensation revisions at least ninety (90) days prior to the effective date of such revision. The effective date of any Compensation Amendment shall be established by Provider, but in no event shall it be prior to the expiration of the


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Term of this Agreement or any then applicable Renewal Term. If Customer does not execute the Compensation Amendment by the expiration of the Term or Renewal
Term, the Services shall automatically be placed on month-to-month status until such time as the Compensation Amendment is executed by Customer. Compensation for any month-to-month Services shall be the amounts and rates which are in effect as of the date of expiration of the Term or the applicable Renewal Term plus a ten percent (10%) special handling fee. To the extent Customer fails to execute the Compensation Amendment or the Parties have not entered into a new agreement for the Services and the Services have been provided on a month-to-month basis for twelve (12) months, Provider shall have the option to terminate the Services upon sixty (60) days advance written notice to Customer and Customer shall have no right to renew, extend or otherwise continue this Agreement.

10.      TERMINATION; NONRENEWAL.

         10.1 Termination for Cause. In the event of a Material Default by either Party under this Agreement, the nondefaulting Party may terminate this Agreement by giving notice of such termination to the other Party to this Agreement, which notice of termination shall specify a date no earlier than sixty (60) days after the date such notice is given for such termination. To the extent the defaulting Party cures the Material Default within the thirty (30) day cure period provided for in the Definition of Material Default, this Agreement cannot be terminated unless a subsequent notice of Material Default is provided hereunder.

         10.2 Termination for Nonpayment. In the event that Customer fails to pay Provider any amounts owed for the Services by the Due Date and Customer fails to fully cure such payment default within ninety (90) days after notice by Provider of such payment default, then Provider may terminate this Agreement by giving notice of such termination to Customer, which notice of termination shall specify a date no earlier than the date such notice is given for such termination.

         10.3 Termination for Insolvency. If Customer makes an assignment for the benefit of creditors or files a voluntary petition under Title 11 of the United States Code or under any similar state insolvency laws or if Agent shall have an involuntary petition for bankruptcy filed against it under Title 11 of the United States Code and such involuntary petition is not dismissed within thirty (30) days; or a trustee or receiver is appointed to administer Agent's business or assets, Provider shall have the right to terminate this Agreement effective upon notification of such termination to Customer.

         10.4 Nonrenewal for Discontinued Service. To the extent Provider or any of its successors or assigns ceases to offer or provide the Services or any portion thereof, Provider shall not be required to renew this Agreement after the Term or applicable Renewal Term as to all or that portion of the Services which Provider no longer offers or provides, and Customer shall have no rights of renewal. In the event of nonrenewal under this Section, Provider shall continue to provide the Services to Customer for a period of ninety (90) days plus a reasonable transition period of not more than an additional ninety (90) days.


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         10.5 Termination For Discontinued Business. To the extent Provider ceases to operate all or substantially all of its business operations, Provider shall not be obligated to provide the Services under this Agreement.

         10.6 Termination for Convenience/Nonrenewal. At any time after the first year of the Initial Term, either Party may provide the other Party with a written six months' notice of its intent to terminate the Agreement for convenience; immediately following the end of this six (6) months notice period, there will be an additional period of twelve (12) months in which the Parties will transition Customer from Provider's Services. This eighteen month time period shall be known as the "Transition Period". During the Transition Period, Customer will be responsible for writing requirements and developing an alternative to Provider's Services. Provider will cooperate in good faith with Customer during the Transition Period including providing reasonable support for testing, and at Provider's discretion, providing input for requirements. Provider will continue to provide Services under the terms of this Agreement during the Transition Period. Changes to functionality will not be implemented except as mutually agreed upon in writing by the Parties. Customer is obligated to pay Provider for the Services provided during the Transition Period. If Customer substantially transitions off of Provider's Services at any time during the Transition Period (that is, moves vehicles to another HLR/VLR), Provider will invoice and Customer will pay the average monthly amount of the last twelve
(12) months invoices for the remainder of the Transition Period. However, if Customer transitions by moving markets (MSCID's) to another HLR/VLR as a part of a transition plan, then the following adjustments will be made:

                           (a) If Customer terminates the Agreement in
                  accordance with this paragraph 10.6, then Customer will pay the full amounts agreed to per the Agreement throughout the transition period, except that during the last three (3) months of the Transition Period, Customer will pay based on a proportionate schedule. [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

                  (b) If Provider terminates the Agreement in accordance with this paragraph 10.6, then Customer will pay the full amounts agreed to per the Agreement throughout the Transition Period, except that at the point during the Transition Period that Customer begins to transition transactions away from Provider, [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] In no case will Provider be required to provide services more than four (4) months after a proportionate reduction in charges takes effect.

         10.7 License to use Provider Interfaces. Upon the termination or expiration of this Agreement, Customer shall have a perpetual, non-exclusive and royalty-free right and license to use the most recent version of the Provider Interfaces existing at the termination or expiration of the Agreement, solely in connection with the operation of the


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HighwayMaster System or a substantial portion thereof, including the right to distribute the Provider Interfaces to third parties who are engaged to provide services similar to the Services furnished by Provider or the services provided to Customer by the NSC. Customer agrees that Provider shall retain its ownership rights and interests in the Provider Interfaces, including any modifications, adaptations, translations and derivative works based thereon (whether created by Provider, Customer or any third party), and that Customer is merely granted a license to use the Provider Interfaces as set forth herein. Customer's right to distribute the Provider Interfaces (including portions thereof) to any third party is subject to the requirement that each third party recipient shall agree in writing to maintain the confidential nature of the Provider Interfaces and limit its use of the Provider Interfaces to be solely in connection with the HighwayMaster System or a substantial portion thereof. PROVIDER DOES NOT MAKE AND NEITHER CUSTOMER NOR ANY THIRD PARTY RECEIVES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE OWNERSHIP, FUNCTIONALITY OR PERFORMANCE OF THE PROVIDER INTERFACES, IT BEING EXPRESSLY AGREED THAT THE PROVIDER INTERFACES ARE PROVIDED `AS IS' WITHOUT WARRANTY OF ANY KIND, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Customer shall inform any third party that is provided the Provider Interfaces of the above disclaimer of warranty and shall include such disclaimer in any agreement with such third party. Provider shall cause one copy of the Provider Interfaces to be delivered to Customer within thirty (30) days following the termination or expiration of this Agreement under circumstances that entitle Customer to the license of the Provider Interfaces set forth above; provided, however, that Customer shall reimburse Provider for all costs and expenses (including reasonable charges for overhead) incurred in connection with the delivery of the Provider Interfaces. Nothing in this Section 10.7 shall require Provider to license or deliver any other Provider Information or Software, including the manner in which the Provider Interface operates in connection with the Host System.

11.      MISCELLANEOUS PROVISIONS.

         11.1 Force Majeure. Each Party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any action pursuant hereto, in whole or in part, as a result of delays beyond its control caused by the other Party or by an act of God or the public enemy, fire, floods, epidemics, quarantine restrictions, civil disturbance, court order, labor dispute, third party nonperformance (except to the extent such third party nonperformance is wrongfully caused by a Party to this Agreement), or other cause beyond its control, including without limitation failures or fluctuations in electrical power, heat, light or air conditioning. Additionally, Provider shall not be liable to Customer or Clients if changes, alterations or modifications in the HighwayMaster System, Customer's facilities, operations, network equipment, or procedures made in the ordinary course of business render the Services obsolete or unusable.


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         11.2 Severability. Any provision of this Agreement which is prohibited, unenforceable or is declared or found to be illegal, unenforceable or void, in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.3 Nondisclosure/Media Releases. All media releases, public announcements and public disclosures by any Party hereto relating to this Agreement or its subject matter, including without limitation promotional or marketing material, but not including any announcement intended solely for internal distribution or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such Party, shall be coordinated with and approved by the other Party hereto prior to the release thereof, which approval shall not be unreasonably withheld or delayed. The terms of this Agreement are confidential except that either Party may disclose the terms of this Agreement to any of its, or its Affiliates, employees, consultants or professionals on a "need to know basis" to permit performance hereunder. Neither Party shall announce or disclose to any third party, the terms and conditions contained herein or any discussions relating thereto, without the prior written consent of the other Party, except as required by law, in which case the Party required to make disclosure shall give the other Party prompt notice of any such requirement so that the other Party can take any actions it deems appropriate to protect the information from disclosure. Notwithstanding the above, Customer shall be permitted to disclose this Agreement to the Securities and Exchange Commission ("SEC") and file it therewith, as required in connection with a 10Q, 10K, 8K or other SEC required reporting document and Provider shall be permitted to disclose this Agreement to potential successors in interest of Provider, provided such potential successors in interest agree in writing not to further disclose such information. Customer shall provide the SEC with a clean and redacted copy of the Agreement to indicate to the SEC which Sections should be redacted and unavailable for public review. A copy of the Agreement with the proposed redactions will be provided to Provider twenty (20) business days prior to filing the Agreement with the SEC, and Provider shall have such twenty (20) business days to request additional or different redactions. In the event no such comments are provided to Customer by Provider in such time period, Customer shall be authorized to file this Agreement with the SEC in the form given to Provider for review. To the extent the SEC or Customer determines that any requested redactions are not allowed by the SEC, Customer must notify Provider of the specific changes required by the SEC prior to filing this Agreement with the SEC.

         11.4 Injunctive Relief. Each Party acknowledges that any Material Default of its obligations under this Agreement may cause irreparable harm to the other Party for which remedies at law will be inadequate and that, in the event of any such Material Default, the nonbreaching Party shall be entitled to equitable relief (including without limitation injunctive relief and specific performance).

         11.5 Notices. Any notice required by this Agreement must be given by depositing a copy of such notice (i) in the United States mail, postage prepaid, certified


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return receipt requested or (ii) in overnight delivery or (ii) via facsimile.
Any such notice will be deemed to be received upon the earlier of verification of delivery or the fifth (5th) day after depositing a copy of such notice in the mail or overnight delivery, except that notices received by facsimile shall only be deemed effective upon actual receipt by the individual with the title set forth below as confirmed solely by such individual. Any such notice will be given at the following addresses or to such later addresses of which the sending Party has received actual or constructive notice:

         If to Customer:            HighwayMaster Corporation
                                    1155 Kas Drive
                                    Richardson, Texas 75081
                                    Attention: President
                           Cc:      General Counsel
                                    FAX No.: 972-301-2263

         If to Provider:            GTE Telecommunication Services Incorporated
                                    201 N. Franklin Street
                                    P.O. Box 2924
                                    Tampa, Florida 33601-2924
                                    Attention: President
                           Cc:      Vice President & General Counsel
                                    FAX No.: 813 273-3430

         11.6 Legal Representation. Customer acknowledges that Provider has offered no legal advice or counsel to Customer nor made any representations to Customer regarding Customer's exemption from the jurisdiction of federal, state, or local govern-mental agencies with potential jurisdiction over the Parties herein and the Services to be rendered hereunder and Provider has not offered Customer any legal advice or counsel regarding the subject matter of this Agreement. Provider acknowledges that Customer has offered no legal advice or counsel to Provider nor made any representations to Provider regarding Provider's exemption from the jurisdiction of federal, state, or local governmental agencies with potential jurisdiction over the Parties herein and the Services and obligations to be rendered hereunder and Customer has not offered Provider any legal advice or counsel regarding the subject matter of this Agreement.

         11.7 Interpretation. Headings used in this Agreement are for convenience only and will not be deemed to be operative text. Terms of gender will be deemed inter-changeable, as will singular and plural terms, in each case unless the context otherwise requires.

         11.8 Execution. This Agreement shall be deemed to be executed at such time as all Parties hereto have signed a counterpart hereof and each Party hereto has received from each of the other Parties hereto an originally-signed counterpart or a facsimile transmission or other replication of an originally-signed counterpart.


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         11.9 Waiver. The failure of either Party to enforce, in any one or more instances, performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the Parties hereto. The Parties acknowledge that a waiver of any term or provision hereof may only be given by a written instrument executed by each Party intended to be benefited by the same.

         11.10 WARRANTY DISCLAIMER. PROVIDER'S AND CUSTOMER'S OBLIGATIONS HEREUNDER ARE IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED. PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED REGARDING THE GOODS, SERVICES OR EQUIPMENT TO BE PROVIDED HEREIN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         11.11 NO LIABILITY FOR INDIRECT DAMAGES. PROVIDER SHALL NOT BE LIABLE TO CUSTOMER, CLIENTS OR ANY THIRD PARTY, AND CUSTOMER SHALL NOT BE LIABLE TO PROVIDER, OR ANY THIRD PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY OR TORT ARISING FROM OR RELATED TO THE PERFORMANCE OF THE DUTIES OR OBLIGATIONS OF PROVIDER OR CUSTOMER IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN OR THE RENDERING OF SERVICES HEREUNDER.

         11.12 LIMITATION OF LIABILITY. THE LIABILITY OF EITHER PARTY FOR ANY CLAIM ASSERTED BY THE OTHER PARTY OR ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL AMOUNTS PAID BY CUSTOMER TO PROVIDER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

         11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that all Parties are not signatories to each counterpart.

         11.14 Assignability and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Customer may not assign this Agreement without the prior written consent of Provider, such prior written consent will not be unreasonably withheld if the proposed assignment is to an Affiliate of Customer.


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         11.15 Amendments. This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by all of the Parties hereto. Provider shall not accept nor act upon any instructions, directions, and/or modifications concerning Provider's performance hereunder which would affect the terms, conditions, and/or pricing of this Agreement unless authorized by Customer's representative.

         11.16 Expenses, Taxes, Etc. Each of the Parties hereto shall pay all fees and expenses incurred by it in connection with the preparation and negotiation of this Agreement. There shall be added to any charges incurred and payable by Customer under this Agreement, an amount equal to any tariff, duty, or levy tax including but not limited to sales, ad valorem and use tax or any tax in lieu thereof imposed by any local, state, or federal government or governmental agency with respect to the Services or with respect to this Agreement, but in no event will taxes be paid by Customer which are based on the income or net worth of Provider.

         11.17 Third Parties. Except as expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their successors or permitted assigns, any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement.

         11.18 Attorneys' Fees. Except as herein expressly provided, in any arbitration, suit, action or proceeding brought by one Party against the other Party under this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing Party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy, subject to the limitation of liabilities set forth herein.

         11.19 Dispute Resolution Procedures. Except as provided in Section 11.19(d) below, for all disputes relating to this Agreement, prior to instituting litigation, in any forum, including, but not limited to, state, federal, or regulatory proceedings, each Party agrees to the following procedures:

                  (a) In the event a Party has a dispute with the other Party relating to this Agreement, the aggrieved Party shall give the other Party detailed written notice of any acts, occurrences and/or omissions giving rise to the dispute. The aggrieved Party, in its sole discretion, may include copies of documents which it believes support its claim(s).

                  (b) Within fifteen (15) days after receipt of notice, the Party receiving the notice shall tender to the other Party a written response, including an offer of settlement, if it so desires. Any offer of settlement not accepted or rejected within fifteen (15) days shall be deemed rejected.

                  (c) In the event the Parties are unable to settle their dispute after following the procedures set forth in this Section 11.19, and fifteen (15) days following the receipt of the response made pursuant to (b) above (or the lapse of


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         the fifteen (15) day period specified therein in the event no response is made), the Parties shall submit their dispute to mediation. Compliance with the procedures on dispute resolution and mediation shall be a condition precedent to initiating any judicial, quasi-judicial and/or regulatory or legal proceeding. Any lawsuit filed prior to the exhaustion of the mediation procedures provided for in this Agreement shall be dismissed, notwithstanding any later exhaustion of mediation and the subsequent filing of any lawsuit by the other Party. A Party seeking and obtaining dismissal of a lawsuit pursuant to this provision shall recover all of its costs and attorneys' fees incurred in obtaining such dismissal.

                  (d) Notwithstanding Section 11.19 (a) - (c) above, if either Party seeks to obtain a temporary restraining order or preliminary injunction to prevent the imminent disclosure of Customer Information or Provider Information, as the case may be, or if Customer seeks to obtain an temporary restraining order or preliminary injunction to prevent the unjustified suspension of Services by Provider, the dispute resolution provisions of this Section 11.19 will not apply. However, if the Party seeking the temporary restraining order or preliminary injunction is unsuccessful, such Party shall be required to pay all costs and expenses (including reasonable attorney's fees) of the other Party within thirty (30) days of the denial of the requested relief. To the extent either Party seeks any relief not provided for by this
         Section 11.19(d), the dispute resolution provisions of Section 11.19
         (a) - (c) shall control.


         11.20 Rules for Mediation.

                  (a) Consent to Mediator. Both Parties shall share equally the cost of mediation. The Mediator shall act as an advocate for resolution and shall use his or her best efforts to assist the Parties in reaching a mutually agreeable settlement. The Parties agree to select the Mediator within three (3) business days following the procedure set forth in 11.19 above. In the event the Parties are unable to agree on a Mediator, the matter shall be referred to the American Arbitration Association for the appointment of a Mediator pursuant to its Commercial Mediation Rules.

                  (b) Conditions Precedent to Service as a Mediator. The Mediator shall not serve as a mediator in any dispute in which he or she has a financial or personal interest in the result of mediation. Prior to accepting an appointment, the Mediator shall disclose any circumstance likely to create presumption of bias or prevent prompt meeting with the Parties. In the event the Parties disagree as to whether the Mediator shall serve, the Mediator shall not serve.

                  (c) Authority of Mediator. The Mediator shall not have the authority to decide any issue for the Parties, but will attempt to facilitate voluntary resolution of the dispute by the Parties. The Mediator is authorized to conduct joint and separate meetings with the Parties and to offer suggestions to assist the


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         Parties achieve settlement. If necessary, the Mediator may also obtain expert advice concerning technical aspects of the dispute, provided the Parties agree and assume the expenses of obtaining the advice. Arrangements for obtaining such advice shall be made by the Mediator or the Parties, as the Mediator shall determine.

                  (d) Date, Time and Place of Mediation. The Mediator shall fix the date and the time of each mediation session.

                  (e) Identification of Matters in Dispute. At least ten (10) days prior to the first scheduled mediation session, each Party shall provide the Mediator with a brief memorandum setting forth its position with regard to the issues that need to be resolved. At the discretion of the Mediator, such memoranda may be mutually exchanged by the Parties. At the first session, the Parties will be expected to produce all information reasonably required for the Mediator to understand the issues presented. The Mediator may require any Party to supplement such information.

                  (f) Privacy. Mediation sessions are private. The Parties and their representatives may attend mediation sessions. Other persons may attend only with the permission of the Parties and with the consent of the Mediator.

                  (g) Confidentiality. Confidential information disclosed to a Mediator by the Parties or by witnesses in the course of the mediation shall not be divulged by the Mediator. All records, reports or other documents received by a Mediator while serving in that capacity shall be confidential. The Mediator shall not be compelled to divulge such records or to testify in regard to the mediation in any adversary proceeding or judicial forum.

                  The Parties shall maintain the confidentiality of the mediation and shall not rely on or introduce as evidence in any arbitral, judicial or other proceeding:

                    (i) views expressed or suggestions made by another Party with respect to a possible settlement of the dispute;

                    (ii) admissions made by another Party in the course of the mediation proceedings;

                    (iii)  proposals made or views expressed by the Mediator; or

                    (iv) the fact that another Party had or had not indicated willingness to accept a proposal for settlement made by the Mediator.

                  (h) No Stenographic Record. There shall be no stenographic record of the mediation process.


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                  (i) Termination of Mediation. The mediation shall be
         terminated:

                    (i) by the execution of a settlement agreement by the Parties;

                    (ii) by a written declaration of the Mediator to the effect that further efforts at mediation are no longer worthwhile; or

                    (iii) by a written declaration of a Party or Parties to the effect that the mediation proceedings are terminated, but then only after a good faith participation in mediation consisting of at least eight hours of mediation. Written certification by the mediator that a Party has not participated in good faith in the mediation shall prevent termination of the mediation proceedings.

         Any mediation awards resulting from the invocation of this paragraph shall be governed by the provisions set forth in Sections 11.11 and 11.12.

                  (j) Duration. Either Party may require that mediation be completed within forty five (45) days from the submission of the first notice set forth in 11.19(a) above. In the event substantial potential damages continue to accrue pending mediation, the mediator shall have the authority to amend all of the procedures and time periods as may be reasonable to expedite the procedure.

         11.21 Independent Contractor. Provider is providing the Services as an independent contractor. This Agreement shall not be construed to create a joint venture, partnership, employment relationship, franchise or any other legal relationship between the Parties other than that of independent contractor. Neither Party shall share or be responsible for the debts and liabilities of the other Party, or have the authority to bind the other Party in any manner.

         11.22 Entire Agreement. This Agreement, together with Exhibits A, B, C, D, and E attached hereto and expressly made a part of this Agreement, shall constitute the entire agreement between the Parties hereto with respect to the Services and shall supersede all prior proposals, negotiations, understandings and agreements, whether oral or written, including but not limited to the Services Agreement entered into by Customer and Provider dated March 14, 1995. The Parties agree that this Agreement supersedes and replaces in its entirety a document purporting to be an agreement between Customer and Provider entitled "Fleet-on-Track Services Agreement" and bearing signatures dated December 16, 1998 and January 5, 1998 [sic], such document now being null, void, and of no effect.


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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

         PROVIDER:                              CUSTOMER:
         GTE Telecommunication                  HighwayMaster Corporation
         Services Incorporated



         By:  (x) Terry Lewis                   By: (x) Jana Bell
            --------------------------             -----------------------------

         Printed name: Terry Lewis              Printed name: Jana Bell

         Title: President                       Title: President & CEO

         Date: May 2, 1999                      Date: April 29, 1999
              ------------------------               ---------------------------



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                                    EXHIBIT A

[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]


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



                                    EXHIBIT B


[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]


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                                       B-1

OBSERVED HOLIDAYS

New Year's Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Day after Thanksgiving

Christmas Day



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                                    EXHIBIT C
SERVICES CHARGE CALCULATION

[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

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



                                    EXHIBIT D

[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]


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


                                    EXHIBIT E

[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]






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                                       E-1